Exhibit 1
Press Release

Abtech Holdings Completes $4.0 Million Financing

Scottsdale, AZ – November 29, 2011- Abtech Holdings, Inc. (OTCBB: ABHD) ("AbTech" or the "Company"), a developer and manufacturer of patented innovative environmental technologies addressing issues of water pollution and contamination, today announced that it has completed the private placement of a $4.0 million bridge financing consisting of 12% Secured Convertible Promissory Notes (the “Bridge Notes”).  The Company intends to use the proceeds to hire additional engineers and regional field taskforce personnel to support the nationwide rollout of its stormwater program and to develop other business opportunities. The proceeds also will go towards expanding R&D efforts to develop additional vertical opportunities with the patented Smart Sponge® technology and for other water treatment systems, including oil & gas industry applications for produced and frac water treatment.

The Bridge Notes offering began in September, 2011 and proceeded with multiple closings occurring through November 28, 2011. The Bridge Notes have an initial term of nine months and accrue interest at an initial rate of 12% per annum, compounded quarterly.    The Bridge Notes may be converted into shares of the Company’s common stock at $0.70 per share or tendered to the Company for repayment of principal and interest upon expiration or, in the event the Company conducts an offering of at least $5 million prior to expiration, the Bridge Notes can be converted into such offering at a discount. Investors in the Bridge Notes also received warrants to purchase up to 40 percent of the shares into which the Bridge Notes can be converted. Both the Bridge Notes and the warrants have anti-dilution provisions. Further details on the Bridge Notes and warrants were included in the Company’s filing with the Securities and Exchange Commission on form 10-Q for the period ended September 30, 2011.

In a separate transaction in July 2011, the Company completed a private placement of $700,000 of Convertible Promissory Notes (the “July Offering”) to three existing shareholders, one of whom is a member of the Company’s Board of Directors.  The terms of the July Offering were similar to those of the Bridge Notes; however, the notes issued in July are not secured by the Company’s assets.

Middlebury Securities, LLC, a wholly owned subsidiary of Middlebury Group, LLC, acted as sole placement agent in connection with the financing.

Glenn R. Rink, Founder, president and CEO of AbTech Industries, commented: “We have accomplished material milestones, year-to-date.  We strategically simplified our organization and remodeled our distribution channels; signed Waste Management as our first distribution partner under our new structure and in November 2011 began the rollout in California, Canada and Southeast U.S.; strengthened our management team and Board of Directors; and continued the evolution of our core technology to include nuclear wastewater treatment, as well as oil and gas on-site produced water and frac water treatment.”  Mr. Rink also explained that:  “While we originally intended to conduct a smaller financing now and complete a much larger follow-on offering in 2012, strong investor demand persuaded us to accept a larger amount now, which enables us to hire additional technical sales and support sooner and continue efforts to expand our addressable market.  The capital we received from this raise will further assist the transition of AbTech from an R&D entity into a commercialized growth company.”

ABOUT ABTECH HOLDINGS, INC. (OTCBB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings Inc.) is a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in storm water runoff (ponds, lakes and marinas),  flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater.  AbTech’s offerings include the ground-breaking new antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech’s teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of waterways for generations to come. AbTech's Smart Sponge technology is installed in more than 15,000 locations across America and in 8 countries worldwide. For more information please visit: www.abtechindustries.com.

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

AbTech Company Contact: info@abtechindustries.com

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